Exhibit 10.1

Golkor Inc

5790 SW 16th Street,

Miami FL33155

Email: tony@golkor.com

PURCHASE CONTRACT 736559-P

This contract is concluded on the 16th day of January 2026 (the “Effective Date”) between Golkor Inc, 323 Sunny Isles Blvd, Suite 745, Sunny Isles Beach, FL 33160, (the “Seller”) and TRAFIGURA PTE LTD, 10 Collyer Quay, #29-01/05 Ocean Financial Centre, Singapore 049315 (the “Buyer”) (the “Contract”).

WHEREAS:-

A.	The Buyer is an internationally renowned commodities trader based in Singapore which trades in, amongst other things, metals of various kinds.

B.	The Seller wishes to enter into a Contract pursuant to which it will sell a significant proportion of its annual production to the Buyer.

C.	The Parties intend allocating various transportation and refining costs, amongst other things, between them in order to facilitate the Buyer’s purchasing of the production of EBM Tailing and Industrial Processing Facility ’s production from the Seller.

D.	Both parties agree that this contract may ultimately be replaced by a Tri-Partite Agreement between Golkor INC, Trafigura PTE LTD & Rand Refinery (PTY) LIMITED.

NOW IN CONSIDERATION of the above Recitals, which are part of this Agreement, IT IS AGREED AS FOLLOWS:-

1.	SCOPE OF THE CONTRACT

1.1.	The Seller agrees to sell and the Buyer agrees to buy Silver Material on the terms and conditions set out below.

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2.	DEFINITIONS

Affiliates means:	With respect to any company or corporation, a Subsidiary of that company or corporation or a Holding Company of that company or corporation or any Subsidiary of that Holding Company.
Business Day or Banking Day means:	Any day, except a Saturday or Sunday, on which banks in the city of New York, N.Y., USA, Singapore, Switzerland are generally open for the conduct of business.
Contract Weight	The weight of the Product to be Delivered by the Seller (in a single Delivery, where the Contract provides far more than one Delivery) as specified in the Contract.
Delivery Point means:	FCA OR Tambo Airport, Johannesburg, South Africa. The location at which the Buyer elects to take delivery in accordance with the clause DELIVERY, TAXES AND TRANSPORTATION.
Delivered Weight	The weight of the Delivered Product.
Silver Material means:	Either Silver Dore (until fully refined at Rand Refinery) or Silver Bullion (post refining at Rand Refinery).
Silver Bullions means:	Silver Bars fully refined at Rand Refinery, with purity 99.9%
Silver Dore means:

Silver Bars produced at EBM Tailing and Industrial Processing Facility, with purity of 90 to 98%

Unencumbered and segregated lots of partially refined Silver and non-deleterious elements in bar form identifiable by reference to bar numbers and in overall composition containing elements no worse than the percentages set out in the clause QUALITY below delivered to Buyer in accordance with this Contract.

Fine weight means:	The weight of the equivalent fine silver contained in the Silver Material .
Holding Company	In relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Incoterms 2020 means:	The 2020 edition of the standard trade definitions published by the International Chamber of Commerce.
LBMA means:	The London Bullion Market Association.
Maximum Levels means:	As defined in Appendix 1.
EBM Tailing and Industrial Processing Facility means:	EBM high-grade tailings project located at 90 Plover St, Struisbult, Springs, 1559, Gauteng
Net weight:	The weight of the Silver Material
Outturn Date means:	10 Business Days after delivery of the Silver Material bars to the LBMA Receiving Refinery, or upon processing starts with the appointed representative. Such Outturn timing shall only apply under normal processing capacity circumstances.
Refinery means:	Rand Refinery (PTY) LIMITED. The refinery with which the Buyer contracts and to which the Buyer may send the Silver Material (i.e. the Buyer’s refinery).
Sanctions mean:	Economic or financial sanctions or trade embargoes or trade restrictions or similar or equivalent restrictive measures imposed, administered, enacted or enforced from time to time by the UN, EU or US or other applicable sanctions authority.
Splitting Limits mean:

On weight, the tolerance between the Seller’s weight and the LBMA Receiving Refinery’s weight shall be 0.5%.

On assay, in case of an exchange of analysis between the Seller’s Representative and the LBMA Receiving Refinery, splitting limits shall mean +/- 0.2% for silver.

Subsidiary means:	A company or corporation which, in relation to another company or corporation (a “Holding Company”): (a) is controlled, directly or indirectly, by the Holding Company; (b) more than half the issued share capital of which is beneficially owned, directly or indirectly by the Holding Company; or (c) which is a Subsidiary of another Subsidiary of the Holding Company; and for this purpose, a company or corporation shall be treated as being controlled by a Holding Company if the Holding Company is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
Total Production means:	The total amount of Silver Dore produced by the EBM Tailing and Industrial Processing Facility from commissioning.
US$ or USD means:	The lawful currency of the United States of America.

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3.	QUANTITY, EXTENSION AND AUTO RENEWAL

3.1.	The Seller must sell to the Buyer not less than 100% of the Silver Bullion produced from Total Production for three years from commissioning date (the “Quantity”).

3.2.	The Seller shall in any event not deliver less than 2,500,000oz (the “Minimum Quantity”). Any undelivered tonnage should be delivered through a contract extension.

3.3.	The Seller accepts and agrees that the Buyer must be put in a position whereby it can assess compliance with the requirement to deliver the Quantity. In order to allow the Buyer to do so, the Seller shall:

(i)	Within no more than fifteen (15) Business Days of a written request to do so being made by the Buyer, provide to the Buyer full written records of any and all production activities at the EBM Tailing and Industrial Processing Facility including but not limited to any sales of Silver Material made to persons other than the Buyer; and

(ii)	Within no more than thirty (30) Business Days of a written request to do so being made by the Buyer, provide the Buyer with an unfettered right of access to the EBM Tailing and Industrial Processing Facility or to any other places, establishments or entities where records are stored, in order to allow the Buyer to assess fairly and reasonably whether the Quantity is being delivered.

3.4.	If the Seller does not deliver the Minimum Quantity then (to the extent the Buyer has not chosen to crystallise any losses under this clause) in the Buyer’s sole discretion:

(i)	The Buyer may elect that the Contract be extended so as to afford the Seller the opportunity to make further sales to the Buyer in order to make up the Minimum Quantity (a “Contract Extension”); or

(ii)	The Buyer may elect to terminate the Contract and bring an action for any losses recoverable hereunder as a result of the Seller’s failure to so deliver; and

(iii)	If the Buyer elects for a Contract Extension then during the period between the date of the Buyer’s election and the delivery of the full amount of the Minimum Quantity, the Seller shall be permitted to make sales of Silver Material to no other persons unless the Buyer agrees otherwise.

3.5.	If (i) the Seller sells the Quantity to the Buyer during the contractual period and (ii) the Quantity is not less than the Minimum Quantity then unless (iii) either Party gives written notice to the other Party not less than six calendar months prior to the end of the contractual period the Contract shall (iv) automatically renew each year after the conclusion of the contractual period (each annual extension an “Auto Renewal”) during which period unless the Parties agree otherwise.

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4.	QUALITY

4.1.	The Seller shall sell to Buyer the Silver Bullion produced from Silver Dore. The amounts of acceptable deleterious elements to be present in the Silver Dore, including the applicable Free Upper Limits, Increments, Increment Charges and Maximum Levels are set out in Appendix 1.

4.2.	The Silver Material must not: (1) be radioactive, and/or (2) contain any quantity of Iodine or Beryllium; and the Buyer shall not accept and be deemed to reject any such Silver Material . The Silver Material must not contain any other organo-metallic compound or deleterious or penalty elements not listed in the table enclosed hereto as Appendix 1; and the Buyer shall be entitled to reject any such Silver Material on the same conditions as described in this clause below.

4.3.	It is a condition of this Contract that all applicable LBMA Standards are and will be complied with by the Seller and the Silver Material must be sourced, produced, assayed, delivered and supplied in accordance with the latest LBMA Responsible Silver Guidance or any other LBMA standards which may be applicable, including but not limited to any similar guidance issued by any successor bodies relating to silver delivery and fineness which may be in effect from time to time. The Seller hereby represents to the Buyer, and acknowledges that the Buyer will rely on such representation in entering into this Contract, that the aforementioned LBMA Standards have been complied with in respect of operations at the EBM Tailing and Industrial Processing Facility prior to the date of this Contract.

4.4.	If (i) the Silver Material fails to meet the quality standards stated in this clause, or (ii) the Seller is in breach of any warranty included in this Contract ((i) and (ii) each being a "Seller Failure"), then the Buyer may at its sole option:

Accept the Silver Material .. Upon such acceptance: (i) the parties shall use all reasonable endeavours to mutually agree in good faith a fair and reasonable adjustment to the contract price, failing which the Buyer shall be entitled to reject the Silver Material ; and (ii) in addition, the Seller shall indemnify the Buyer in respect of any loss or damage whatsoever and howsoever sustained by the Buyer arising out of or in connection with the Seller Failure; or Reject the Silver Material . Upon any rejection by the Buyer: (i) the Buyer shall not be liable to make payment for such Silver Material , (ii) if the Buyer has already paid in full or in part for the Silver Material , the Seller shall refund the amount paid within three (3) Business Days, (iii) title to and risk in the Silver Material shall revert to the Seller (or if the Buyer has paid, risk shall revert on rejection and title shall revert upon refund of the purchase price to the Buyer by the Seller), (iv) collection or return of the Silver Material shall be for the Seller’s account, (iv) the Seller shall indemnify the Buyer in respect of any loss or damage whatsoever and howsoever sustained by the Buyer arising out of or in connection with the Seller Failure and the Buyer’s rejection of the Silver Material . Any rejected Silver Material shall not count towards the Minimum Quantity or Quantity which the Seller is obliged to deliver under clause QUANTITY, EXTENSION AND AUTO RENEWAL.

4.5.	Where, upon receipt of the Final Assay, it shows a deleterious element is present in the Silver Material in excess of the relevant Free Upper Limits, the Buyer shall be entitled at its sole option to: (i) reject the Silver Material ; or (ii) require the Seller to pay the applicable Increment Charge for each Increment by which the Free Upper Limit is exceeded, up to and including the Maximum Level. The Buyer shall not accept and be deemed to reject any Silver Material which contains any deleterious element in excess of the applicable Maximum Levels.

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5.	DELIVERY, TAXES AND TRANSPORTATION

Silver Dore will be delivered to the Refinery (transport organised by the Refinery but at Sellers’ cost), and once refined the Silver Bullion shall be delivered FCA (Incoterms 2020) Tambo International Airport, cleared for Export

Once the Silver Bullion is collected by the Buyer at the Delivery Point, transport cost, insurance, and risk from the time of delivery are assumed by the Buyer.

However, the Seller shall reimburse all costs related to transport to the Buyer’s nominated final receiving precious metal refinery.

In both case Seller shall be responsible for any taxes and duties imposed upon customs clearance out of the relevant country including but not limited to any VAT related costs.

5.1.	The Seller shall provide the Buyer with a three (3) months production forecast, including estimated volumes and indicative delivery dates, on a regular basis and in good faith, for the purpose of facilitating planning, operations, pricing and logistics. (the “Delivery Date”). If the Buyer does not reject a proposed Delivery Date within three Business Days of receipt of such a notice then it shall become a condition of the Contract that the delivery will take place on the Delivery Date and time shall be of the essence in relation thereto.

5.2.	The Buyer shall have a right to request the Seller to make a delivery and notify the Buyer of the Delivery Date under this clause up to three times per calendar year, in the amounts proportionate to the overall Quantity to be delivered in the corresponding calendar year.

5.3.	Each delivery made under this Contract and this clause shall be in the amount not less than 50 (fifty) kg per delivery of Silver Material (the “Delivery”).

5.4.	At least 2 (two) Business Days before each Delivery, the Seller shall provide to the Buyer a full specification of the contents of the Silver Material and of the quantity to be delivered. If the Buyer requests that such information be provided sooner, then the Seller shall use its best endeavours to do so.

5.5.	No later than 1 (one) working day prior to arrival of the Silver Material at the Delivery Point, or sooner if required and communicated by the Buyer to the Seller in writing, the Seller shall provide to the Buyer:

5.6.	A written advice (the "List of Packaging Units") giving a detailed list of all Packaging Units to be delivered to the Buyer, the reference number of each unit, a description of the contents of each unit, which should bear a clearly visible number, the gross and net weight of each unit, and details (including reference numbers and weights) of each Dore/Bullion bar contained in each unit;

5.6.1 The Seller’s signed Provisional Invoice issued in accordance with clause PAYMENT;

5.6.2 A copy of the original relevant air waybill ("AWB");

5.6.3 The Seller's Provisional Weight and Assay Certificate (the “Seller’s Provisional Weight and Assay Certificate”).

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5.7.	Transportation of the Silver Material to the Delivery Point and loading operations onto the Buyer’s onward transportation shall always be the sole responsibility and at the risk and expense of the Seller. Without prejudice to the generality of the foregoing:

5.7.1 Upon the arrival of any truck or aircraft (or other form of transport) at the Delivery Point, the Seller shall load the Silver Material into any means of onward transportation with all due care and skill and within a reasonable period of time, and in any event in accordance with any instructions of the Buyer’s nominated carrier;

5.7.2 The Seller indemnifies the Buyer in respect of any loss or damage arising out of or in connection with any failure to load the Silver Material with all due care, within a reasonable period of time, or in any event in accordance with any instructions of the carrier; and

5.7.3 Although in the first instance the Buyer shall pay any transportation costs from the Delivery Point to the Refinery, such costs shall be reimbursed to the Buyer by the Seller upon receipt of an invoice and any necessary supporting documents from the Buyer.

5.8.	Silver Material delivered by the Seller to the Buyer at the Delivery Point shall be packed by the Seller for transportation by air or road in suitable and adequate packaging (each a "Packaging Unit"). Each and every Packaging Unit shall be sealed by the Seller and clearly marked by the Seller with a reference number. The Buyer shall not be responsible for any costs in connection with the use or return of the Packaging Units used by the Seller.

5.9.	Seller shall always be responsible for any and all taxes and/or duties necessary to obtain customs clearance in respect of the Silver Material including but not limited to any VAT related costs (the “Seller’s Export Taxes”). If any Seller’s Export Taxes are levied on the Silver Material or the Buyer after the Silver Material has been exported then the Seller will reimburse the Buyer for such Seller’s Export Taxes within 10 (ten) Business Days of the Buyer presenting an invoice and supporting paperwork.

5.10.	The Buyer shall be entitled but not obliged to check at the Delivery Point that the criteria in this clause are satisfied and without prejudice to any other right of rejection in this Contract, the Buyer is not obliged to take delivery of the Silver Material at the Delivery Point unless:

The Packaging Units received correspond to the List of Packaging Units;

The Packaging Units are in good physical condition;

The quantity of the Silver Material is within any agreed minimum and maximum quantity; and

The quantity of Silver (as applicable) in the Silver Material meets any minimum agreed requirements; and

the Seller (i) indemnifies the Buyer against all costs, charges and expenses arising out of any missing or incorrect documentation, including any extra clearing or vault charges that the Buyer may incur as a result, (ii) accepts that the Buyer cannot be forced to take delivery nor to send back at its own expense the Silver Material and (ii) accepts and agrees that Buyer shall have the right to hold the Silver Material received from the Seller until the Seller gives the Buyer such further information of its content as the Buyer may require.

5.11.	If a quantity of Silver Material is delivered at the Delivery Point which is in excess of the maximum quantity in respect of which notice was given in this clause then the Buyer shall have the right in its sole discretion to (i) accept the additional Silver Material , or (ii) accept the shipment provided that the exceeding proportion of fine ounce will not be covered by the provisional payment, if any.

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6.	WEIGHT AND ASSAY (Silver Dore)

6.1.	The Refinery will conduct testing, weighing, melting and sampling of each lot of the Silver Material in accordance with its internal procedures to ensure that parameters provided by Seller’s Provisional Weight and Assay Certificate correspond to the parameters present upon receipt in the Refinery (the “Refinery Weight Certificate” and “Refinery Assay”).

6.2.	The Refinery Assay shall be final and binding, unless the difference between the Seller’s representative assays (if any and appointed as per this clause) and Refinery Assay exceed the Splitting Limits set forth in the Definitions and notwithstanding whether the Seller has elected to be represented by a supervisor during such testing.

6.3.	The Refinery Weight Certificate shall be final and binding, unless any weight variance between the Seller’s Provisional Weight and Assay Certificate and the Refinery Weight Certificate equal to or greater than 0.5% (and notwithstanding whether the Seller has elected to be represented by a supervisor during such testing).

6.4.	Upon commencement of processing in the Refinery, for each shipment a set of up to 5 samples of 5 grams each will be taken. Two samples shall be for the Refinery, one sample shall be set aside for umpire purposes and two samples shall be for the Buyer’s use/representative if appointed. Any samples received shall be deducted from the settlement weight.

6.5.	The Seller has the right to be present during the Refinery testing, at its own expense. If the Seller elects to be present for such operations:

The Seller will give the Buyer notice of the name and address of its appointed representative as per Appendix 2, and always subject to Buyer’s approval, at the least two (2) Business Day prior to arrival of the corresponding shipment of Silver Material at the Refinery.

6.6.	Where there is any weight variance between the Seller’s Weight Certificate and the Refinery Weight Certificate equal to or greater than 0.5%:

The Buyer will communicate this to the Seller within one (1) Business Days;

The processing of the Silver Material will be deferred until the Seller has notified the Buyer that it either agrees or disagrees with the Buyer’s received weights, such notification to be made within one (1) Business Day of receipt of the Buyer’s communication under this clause.

If the Seller disagrees, the Parties will, within one (1) Business Days, jointly appoint an independent and appropriately qualified commercially recognized third-party representative to be present at a weighing within a further one (1) Business Days and the Buyer shall ask the Refinery to safely store the Silver Material in its vault until then.

The cost of the third-party representative will be borne by the party whose weights would prove to be the furthest from those determine during the third-party testing or shared equally if the expert’s determination is in the mean.

All communications shall be made in writing and in English. Failure to respond to any notice contemplated by this Section 7.6 within one (1) Business Days as from the date of receipt of such a notice shall be considered as acceptance of the weights as determine by the other Party. The determination by the third-party representative is final.

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6.7.	Where there is any variance between the Seller’s Representative Assay and the Refinery Assay in excess of the Splitting Limits:

The Seller shall be notified within one (1) Business Days of any such variance;

The Buyer and/or the Seller have the right to request an application of the umpire procedure within one (1) Business Days of such notification to Seller;

Any of the independent assayers as per Appendix 2 that is acceptable to both Parties and the Refinery shall then be selected by the Parties within one (1) Business Days of any Party’s request for an umpire procedure; agreement not to be unreasonably withheld, but no representative of the Seller/Buyer initially engaged during the weighing and sampling of a lot of Dore/Bullion shall be then permitted to be an umpire for the same lot.

The Buyer shall then at the Seller's expense send a sample of Silver Material to the selected firm for an independent assay. The firm will assay such sample and issue a report of its assay results (the “Umpire Assay”).

The cost of the Umpire’s Assay plus related charges shall be borne by the Party whose assay is further from the Umpire Assay. The cost of the Umpire Assay shall be borne equally by the Parties if the umpire’s assay shall be the arithmetic mean between the assays of the two Parties.

The parameters included in the assays shall be finally settled and become final and binding based on:

6.7.1.1.	The Umpire's Assay if its result is in the range between the Seller’s Representative Assays and the Refinery’s Assay

6.7.1.2.	The assay result of the Party closest to the Umpire Assay, if the Umpire's Assay is outside of the range between the Seller’s Representative Assays and the Refinery’s Assay

6.8.	Where assay results are final and binding in accordance with the above provisions, the relevant certificate or other document confirming such results shall be the "Final Assay". The Buyer reserves the right to issue the Final Assay Certificate.

7.	Price

7.1.	Silver: at the official London Silver Fixing price in US Dollar, as published daily by the London Bullion Market Association (LBMA), on any of the 5 Business Days following the day of the Silver Dore arrival at the Refinery, as published on www.lbma.org.uk to be determined by Trafigura latest on the 6th Business Days following the transfer date.

7.2.	Payables

SSilver: 98.5% of the final silver content.

7.3.	Deductibles & Penalties

Treatment charges: Nil

Refining Charges: Nil

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8.    payment

8.1	The Buyer must pay the Seller all amounts due to the Seller following the presentation to the Buyer of:

1. the Seller's signed final invoice, which shall be issued by the Seller within one (1) Business Days of receipt by the Refinery of the Final Weight Certificate and the Final Assay Certificate;

2. confirmation of the final Silver prices determined in accordance with clause PRICE;

3. the Final Weight Certificate; and

4. the Final Assay Certificate.

8.1.	If payments fall due on a Saturday or public holiday other than a Monday in Switzerland, South Africa, US or UK, the payment date shall be the first preceding Banking Day. If payments fall due on a Sunday or a Monday bank holiday in Switzerland, South Africa, US or UK, the payment date shall be the first following Banking Day.

8.2.	Provisional Payments falling on a Saturday, Sunday, public holiday in Switzerland, South Africa, US or UK, shall be made the first following Banking Day.

8.3.	If the Seller is required by any applicable law to deduct or withhold any amount in respect of any tax from a payment to buyer under this Contract, then the Seller will pay such additional amount to the Buyer as will ensure that the net amount received by the Buyer is equal to the full amount that the Buyer would have received had the deduction or withholding not been required. The Seller shall promptly pay the amount of the deducted or withheld tax to the competent authority and provide to the Buyer a receipt or other evidence of payment.

9.    TITLE, RISK and Insurance

9.1.	Risk shall pass from Seller to Buyer when the Silver Bullion is delivered and loaded to the Buyer’s transportation at the Delivery Point.

9.2.	Title shall pass from the Seller to the Buyer immediately after the Silver Bullion bars have left the customs territory, and airspace of the country of the Delivery Point, or upon Provisional Payment, whichever is sooner.

9.3.	It is a condition of this Contract, and the Seller warrants, that at the time title in the Silver Material passes to the Buyer under this contract: (i) the Seller is entitled to possession of the Silver Material , has title in the Silver Material free of any liens, charges and encumbrances of whatsoever kind, and has the right to sell the Silver Material ; (ii) the Silver Material is free from any lien, charge or encumbrance; and (iii) the Buyer will have the benefit of the warranty as to enjoyment of quiet possession including as may be implied by law.

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10. FORCE MAJEURE

10.1.	If either Party is prevented, hindered or delayed from performing in whole or in part any obligation or condition of this Contract by reason of force majeure (the “Affected Party”), the Affected Party shall give written notice to the other party promptly and in any event within 3 Business Days after receiving notice of the occurrence of a force majeure event giving, to the extent reasonably practicable, the details and expected duration of the force majeure event and the quantity of Dore/Bullion affected (the “Force Majeure Notice”).

10.2.	Provided that a Force Majeure Notice has been given, for so long as the event of force majeure exists and to the extent that performance is prevented, hindered or delayed by the event of force majeure, neither party shall be liable to the other and the Affected Party may suspend performance of its obligations under this Contract (a “Force Majeure Suspension”). During the period of a Force Majeure Suspension, the other party may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable.

10.3.	The Affected Party shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall promptly notify the other party when the event of force majeure is terminated.

10.4.	If a Force Majeure Suspension occurs, the time for performance of the affected obligations and, if applicable, the term of this contract shall be extended for a period equal to the period of suspension.

10.5.	If the period of the Force Majeure Suspension is equal to or exceeds 30 days from the date of the Force Majeure Notice, and so long as the force majeure event is continuing, the non-Affected party may, in its sole discretion and by written notice, terminate this contract or, in the case of multiple deliveries under this contract, terminate the affected deliveries. Upon termination in accordance with this clause, neither party shall have any further liability to the other in respect of this contract or, as the case may be, the terminated deliveries except for any rights and remedies previously accrued under the contract, including any payment obligations.

10.6.	“Force Majeure Event” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, arrest and/or detention of the Dore/Bullion and/or vessel, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; or any other cause reasonably beyond the control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome. A party’s inability economically to perform its obligations under the contract shall not constitute an event of force majeure.

10.7.	This clause shall not apply to any obligations to pay, indemnify or provide security or to any Dore/Bullion for which vessel, truck or rail wagon space has been booked, pricing has been established, the quotational period has commenced or payment has been made unless the Buyer has expressly consented in writing.

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11.	SUSPENSION OF QUOTATIONS

11.1.	The metal prices and currency quotations specified under this Contract are the quotations in general use for the pricing of the metal content of Silver Material.

11.2.	In the event that any of these price quotations cease to exist or cease to be published or should no longer be internationally recognised as the basis for the settlement of Silver Material contracts, then upon the request of either party, Seller and Buyer will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect, agreement not to be unreasonably withheld. The basic objective will be to secure the continuity of fair pricing.

12.	Responsible Sourcing

12.1. The Seller shall:

Comply with all applicable laws and regulations, including those associated with health and safety, environment and human rights, as applicable;

Implement measures to align its own environmental and social performance with IFC’s Performance Standards on Environmental and Social Sustainability (January 2012) and the OECD Due-diligence Guidance for Responsible Supply Chains;

Commit to support the Buyer's diligence efforts, including but not limited to responding in a timely manner to requests for information i.e. by responding to questions and providing key documents, data and records in line with the assessment scope, where such information is not privileged or confidential;

Commit to assist the Buyer, with reasonable notice, to facilitate inspections at operating facilities associated with this Contract, either directly or through a nominated third party;

Commit to use reasonable efforts, including allocating resources and budget, to identify and mitigate serious social and/or environmental risks where such risks are caused or contributed by its operations; and

Agree to the use of non-confidential information by the Seller obtained through the diligence for the purposes of reporting to third parties including, but not limited to, regulators (such as LBMA Standard) or those responding to regulatory requirements.

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13.	DISPUTE RESOLUTION

13.1. Subject to the option set out in this clause below, all claims, disputes or differences whatsoever between the parties arising out of or in connection with this Contract, including without limitation to any question regarding its existence, validity or termination, (a “Dispute”) shall be referred to arbitration in London, England, in accordance with the Arbitration Act 2025 (or any subsequent amendment or re-enactment thereof) (the “Act”).

13.2. The claiming party shall appoint one arbitrator and give written notice to the other party of the appointment (“Arbitration Notice”). The defending party shall appoint and give notice to the claiming party of the second arbitrator within 14 calendar days of the Arbitration Notice. The third arbitrator shall be appointed by the two arbitrators so appointed within 14 calendar days of the defending party’s notice. Failing appointment of an arbitrator by the defending party in accordance with this clause, the claiming party’s arbitrator may act as sole arbitrator, at the claiming party’s option and that appointment would be binding on the defending party. The arbitrator(s) shall have experience of commodities trading matters.

13.3. Subject to any right of appeal under the Act, any arbitral award rendered by the tribunal shall be final and binding upon the Parties and judgment may be entered thereon or any order of enforcement obtained in any courts having jurisdiction.

13.4. Notwithstanding the provisions of this clause, Buyer shall have the right to commence and pursue proceedings for interim or conservatory relief against the Seller in any court in any jurisdiction and the commencement and pursuit of such proceedings in any one court or jurisdiction shall not preclude Buyer commencing or pursuing proceedings in any other court or jurisdiction (whether concurrently or not) if and to the extent permitted by the applicable law.

13.5. Notwithstanding the foregoing arbitration provisions, Buyer shall have the option of referring any Dispute to the High Court of Justice in London, England, or any other court having jurisdiction over the Dispute (the “Court”). If Buyer is the defending party, such option must be declared within 14 calendar days of an Arbitration Notice and, upon such declaration, the parties shall procure that the arbitration be discontinued (without an award being given).

13.6. If Buyer exercises its option, the parties waive any objection now or later to any proceedings relating to the Contract being brought in the Court and the parties hereby irrevocably submit to the exclusive jurisdiction of the Court.

13.7. Promptly upon Buyer exercising its option, Seller shall notify Buyer of an address for service of proceedings in England and the contact details of lawyers in the jurisdiction appointed to represent the Seller.

13.8. A judgment relating to this Contract which is given or would be enforced by a Court shall be conclusive and binding on the parties and may be enforced without review in any other jurisdiction.

13.9. The Seller hereby appoints [London law firm] as its agent to receive on its behalf service of any legal proceedings commenced in England and Wales in relation to matters described herein. Such service shall be deemed completed on successful delivery to such agent either by post to the above address or via email to [email address of solicitor] as described below. If for any reason [Seller’s agent name] or a substitute appointed under this clause ceases to be able to act as agent or no longer has an address in England, the Seller shall forthwith appoint an adequate substitute and deliver to the Buyer a written notice with the new agent’s name and address. Service made under this clause on the Seller or a substitute appointed under this clause shall be valid as long as the Buyer has received no prior written notice of the appointment of a new agent.

Any service of process pursuant to this clause shall be deemed completed on delivery, (i) in the case of a letter, at the date and time of its actual delivery, whether by post or courier, if within normal business hours (0900-1700) on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day, and (ii) in the case of an email, at the time of actual receipt if such time is within normal business hours (0900-1700) at the place of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

The Seller irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Contract or its subject matter or formation being served on it in accordance with the provisions of this clause. Nothing contained in this Contract shall affect the right to serve process in any other manner permitted by law.

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14.	CHOICE OF LAW

14.1. The Contract shall be governed by and construed in accordance with the laws of England, without regard to principles of choice of law.

14.2. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this contract.

15.	TAXES AND TARIFFS

15.1. Any taxes, tariffs and duties whether existing or new on the Silver Material or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by the Seller.

15.2. Any taxes, tariffs and duties whether existing or new on the Silver Material or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge from the Buyer’s transportation and/or the importing country shall be borne by Buyer.

16.	LICENCES

16.1. The Seller undertakes that all the necessary export licences and all other authorisations required for the Silver Material have been obtained (and/or will be obtained) for the entire quantity covered by this Contract. The Seller furthermore guarantees that such licences will remain in force for the full life of this Contract.

16.2. No failure by the Seller to comply with this clause shall: amount to frustration; constitute a force majeure event; or otherwise constitute justification for the non-performance by the Seller of any obligation (or part thereof) under this Contract.

17.	ASSIGNMENT

17.1. Without the prior written consent of the other party, which shall not be unreasonably withheld, neither Party may assign or create a trust or otherwise transfer its rights or obligations under this Contract in full or in part, except that the Buyer and its assignees may without such consent assign all or a portion of their rights to receive and obtain payment under this Contract in connection with bank funding arrangements.

18.	THIRD PARTY RIGHTS

18.1. Any person who is not a party to this Contract may not enforce any term of it. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Contract or any other agreement entered pursuant to it.

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19.	EVENTS OF DEFAULT

19.1.	Strictly without prejudice to the rights and remedies of the parties in law, the parties shall have the following additional rights and remedies upon the occurrence of an event of default.

19.2.	For the purposes of this clause, an event of default (“Event of Default”) shall mean any of the following:

A failure by the Seller to comply with any terms under this Contract and such failure remains uncured for 3 Business Days following written notice thereof;

A failure by the Buyer to pay any sums due to the Seller pursuant to this Contract which have been overdue for more than 60 (sixty) Business Days;

The inability or admitted inability or declared inability of a party to pay its debts as they fall due or declaration under any applicable law or if the value of a party’s assets is at any time less than the amount of its liabilities (taking into account contingent and prospective liabilities);

The institution or commencement or the threat of commencement of any corporate action or legal proceedings in respect of a party in relation to the suspension of payments, any moratorium of any indebtedness, dissolution, administration, reorganisation, composition, compromise, arrangement with creditors, winding up, liquidation, receivership, compulsory management or bankruptcy or any analogous procedure in any jurisdiction;

The occurrence of a material adverse change in the financial standing or creditworthiness of the Seller, or of any party supporting or purporting to support, guarantee and/or fulfil any of the obligations of the Seller whether by means of a credit support instrument or otherwise (the “Credit Support Provider”) when compared to the Seller’s or a Credit Support Provider’s financial standing as at the date of this contract, which change, in the sole opinion of the Buyer, affects the Seller’s or the Credit Support Provider’s ability to perform its financial obligations in respect of this contract.

19.3.	Upon the occurrence of an Event of Default with respect to a party (the “Defaulting Party”) and irrespective of whether or not an Event of Default is continuing, the other party (the “Non-Defaulting Party”) may in its sole and absolute discretion and notwithstanding any implied terms arising by virtue of prior contrary course of dealing or rule of law or doctrine to the contrary:

Notify the Defaulting Party of a delivery termination date (which shall be no earlier than the date of such Notice and no later than 20 days after the date of such Notice) on which the delivery in respect of which the Event of Default has occurred shall terminate (the “Delivery Termination Date”); and/or

Notify the Defaulting Party of a contract termination date (which shall be no earlier than the date of such notice and no later than 20 days after the date of such notice) on which this contract and the transactions contemplated hereunder shall terminate (the “Contract Termination Date”); and/or

Withhold any payments due to the Defaulting Party until such Event of Default is cured: and/or

Suspend performance of its obligations under this contract until such Event of Default is cured.

19.4.	If a notice of a Delivery Termination Date or a Contract Termination Date (a “Termination Date”) is given under this clause: (i) the Termination Date will occur on the designated date whether or not the relevant Event of Default is then continuing; and (ii) any accrued rights or obligations that have arisen prior to the Termination Date shall not be affected.

19.5.	If an Event of Default occurs and/or a Termination Date is established, the Non-Defaulting Party may (in its absolute discretion) set off any or all amounts whether present or future, actual or contingent which the Defaulting Party owes to the Non-Defaulting Party (whether under this or any other contract and/or on any other account whatsoever) against any or all amounts which the Non-Defaulting Party owes to the Defaulting Party (whether under this or any other contract and/or on any other account whatsoever). Notwithstanding any rule or provision in this contract to the contrary, the Non-Defaulting Party shall not be required to pay to the Defaulting Party any net amount due to a delivery termination or a contract termination until the Non-Defaulting Party receives confirmation satisfactory to it in its reasonable discretion that (i) all amounts due and payable as of the Termination Date by the Defaulting Party under this contract and/or on any account whatsoever with the Non-Defaulting Party have been fully and finally paid, and (ii) all other obligations of any kind whatsoever of the Defaulting Party to make any payments (including but not limited to payments of damages) to the Non-Defaulting Party under this contract and/or on any account whatsoever which are due and payable as of or as a consequence of the Termination Date have been fully and finally performed.

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20.	PURPOSE OF CONTRACT; LIMITATION OF LIABILITY

20.1.	The Seller acknowledges and is aware that the Buyer is purchasing the Silver Material to refine it and process it at the Refinery for a profit by way of onward sales and that in the event of a shortfall in deliveries the Buyer may suffer considerable losses both in purchasing alternative Silver Material and/or in onward sales which it would otherwise have made.

20.2.	Except where otherwise provided herein, neither the Seller nor the Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused.

20.3.	For the avoidance of doubt, any losses suffered in connection with any derivative instrument related to the Silver Material entered into for hedging purposes and arising out of a breach of this Contract shall always be deemed to be foreseeable and recoverable notwithstanding any provision of this contract or rule of law to the contrary.

21. REFINERY LINKED TERMINATION

21.1.	Should the Refinery, for any reason, cease to accept the Silver Material as supplied by the Seller under this Agreement, the Buyer shall be entitled to demand a renegotiation of this Agreement and the Seller shall be obliged to engage in such renegotiation in good faith using reasonable endeavours to reach a fresh agreement; if no such fresh agreement is reached between the Parties within 14 days from the Buyer’s demand under this Clause, the Buyer shall be entitled to terminate this Agreement immediately upon written notice without any liability whatsoever.

22. CHANGE OF CONTROL

22.1.	If there is a Change of Control in respect of the Seller, either Party may elect to terminate this Contract, in which case the Seller shall promptly pay to the Buyer a termination fee (the “Termination Fee”) in the sum of 1% of the value of the Silver Material yet to be supplied under this Contract in the corresponding year and the Buyer’s costs of removing any hedges already in place in relation to the Contract (by way of illustration, if the Contract is terminated on 1 January 2034, 1% of the value of the Silver Material for quantities to be supplied between 1 January 2034 and 31 December 2034 together with costs of removing hedging shall be the Termination Fee payable to the Buyer by the Seller).

22.2.	The Parties shall promptly endeavour to agree the Termination Fee upon termination, agreement not to be unreasonably withheld; if such endeavours fail, the Termination Fee shall be determined by an expert agreed by both Parties. The expert shall publish their determination within 90 days of their appointment and their decision shall be final and binding on both Parties. If the Parties fail to agree on the expert within 14 days of the dispute arising, each Party shall have 14 days to appoint a suitably qualified expert with sufficient relevant industry experience and expertise, and the two appointed experts shall proceed to appoint a third expert. The panel of three experts shall proceed to determine the Termination Fee and publish their decision within 90 days of the third expert having been appointed and their decision shall be final and binding on both Parties.

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23. NOTICES

23.1. No notice or communication with respect to this Contract shall be effective unless it is given in writing and delivered or sent by first class mail, courier or electronic mail to the other Party at the address set out herein, or to such other address as each Party otherwise notifies the other Party.

23.2. Notices given by courier or first class mail shall be deemed to have been delivered when received. Notices sent by electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

23.3. All notices, requests and other communications hereunder shall be addressed:

If to Seller:	Golkor Inc 323 Sunny Isles Blvd Suite 745 33160 Sunny Isles Beach United States of America Email: tony@golkor.com; mklok@golkor.com
If to Buyer:	TRAFIGURA PTE LTD c/o Trafigura PTE LTD, Singapore, Branch Office Geneva 1, Rue de Jargonnant 1207 Geneva Switzerland Phone: + 41 22 594 6900

24. SET OFF

24.1. Notwithstanding any other provision of this Contract, if, at any time, Seller and/or any of its Affiliates fails to make any payment due to Buyer under this Contract the Buyer shall be entitled to withhold, set off or deduct any sum either under this Contract or any other contracts then in force; provided that such deduction shall not exceed the aggregate value of the Silver Material delivered at that date and the sums due under the contracts. Such withholdings or deduction may be applied by Buyer automatically in diminution of its claims against Seller in respect of any such failure to pay or perform any part of a contract.

24.2. The Buyer shall have an equivalent right of set-off facing the Seller to that in this clause above, mutatis mutandis.

25. WAIVERS

25.1. No amendment, modification or waiver of any provision of this Contract or of any right, power or remedy shall be effective unless made expressly and in writing.

25.2. No waiver of any breach of any provision of this Contract shall: (i) be considered to be a waiver of any subsequent or continuing breach of that provision; or (ii) release, discharge or prejudice the right of the waiving Party to require strict performance by the other Party of any other provisions of this Contract.

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26.	SEVERABILITY

26.1. The invalidity, illegality or unenforceability of any one or more of the provisions of this Contract shall in no way affect or impair the validity and enforceability of the other provisions of this Contract.

27. CONFIDENTIALITY

27.1. The existence of and terms of this Contract shall be held confidential by the Parties save to the extent that such disclosure is made to a Party’s banks, accountants, auditors, insurers, legal or other professional advisers, or as may be required by law, a competent court or a liquidator or administrator of a Party, or the other Party has consented in writing to such disclosure.

28. SANCTIONS

28.1. It is agreed that all activities contemplated by the Parties pursuant to this Contract will be performed in conformity with and shall not be prohibited by Sanctions and/or laws if and to the extent applicable.

28.2. Notwithstanding any other provision of this clause or any other clause or provision to the contrary in this Contract, neither Party shall be required to do anything under this Contract which constitutes a violation of, or would be in contravention of, or would expose it to the risk of designation or breach pursuant to any Sanction applicable to it.

28.3. If, at any time during the term of this Contract any Sanctions are changed, or new Sanctions are imposed or become effective, or there is a change in the interpretation of Sanctions, which would:

expose a Party to the risk of designation or to other punitive measures by a Sanctions authority; or

materially affect a Party’s performance of this contract including but not limited to:

28.3.1.1.	its ability to take or make delivery or make or receive any payments as may be required in the performance of this Contract or to insure or transport the Silver Material to be delivered by the Seller to the Buyer; or

28.3.1.2.	importing the Silver Material into the country of destination; or

cause either:

28.3.1.3.	a curtailment, reduction in, interference with, failure or cessation of supply of Silver Material from any of the Seller’s or Seller’s suppliers’ sources of supply; or

28.3.1.4.	a refusal to supply such Silver Material by any such supplier, then notwithstanding any clause or provision to the contrary in this Contract, such Party may, by written notice to the other Party, (i) suspend performance until such time as the notifying Party may lawfully perform this Contract and/or (ii) terminate this Contract, in each event, without any further obligation or liability by either Party, save for any accrued rights and remedies.

28.4. Obligations to make or receive payment which arose before, or as a consequence of termination shall remain in effect but shall be subject to suspension to the extent required by part 29.1 and/or 29.2 of this clause.

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29.	ANTI-BRIBERY AND ANTI-CORRUPTION

29.1. Seller and Buyer respectively warrant and undertake to the other that in connection with this Contract:

It has implemented adequate internal procedures designed to ensure it shall not authorise the giving or offering of any financial or other advantage with the intention of inducing or rewarding an individual or entity to improperly perform an activity undertaken in the course of an individual’s employment or connected to an entity’s business activities (the “Anti-Corruption Controls”); and

It has not authorised and it will not authorise, in connection with the performance of this Contract, any financial or other advantage to or for the benefit of any public official, civil servant, political party, political party official, candidate for office, or any other public or private individual or entity where such authorisation would violate the Anti-Corruption Controls.

29.2. In the event of any breach of the warranties and undertakings in this Clause, the non-breaching party may terminate this Contract with immediate effect upon written notice to the other party. This shall be the sole remedy available for a breach of the warranties and undertakings in this Clause.

30. ENTIRE AGREEMENT

30.1. This contract constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements between the parties relating to the subject matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this contract by any representation, warranty or undertaking other than those expressly set out in this Contract. A Party is not liable to the other party for a representation, warranty or undertaking of whatsoever nature that is not expressly set out in this contract.

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IN WITNESS WHEREOF the Parties have executed this document as of the respective dates specified below with effect from the Effective Date specified on the first page of this document (or if not specified, the date on which the Contract is signed by both Parties).

Accepted:

_______________________________ Golkor Inc (signed by fully authorised signatory) Date:	_________________________________ Trafigura Pte Ltd (signed by fully authorised signatory) Date:

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APPENDIX 1

Deleterious Elements Schedules of Charge

Such deleterious elements shall incur a cost where the free limit is exceeded - according to the formula: Charge = ((Deleterious Level % - Free Limit %) / Increment %) x increment charge x dry weight

Rand Refinery reserved the right to refuse acceptance of Material containing Deleterious Elements which in terms of its ISO14000 certification is prohibited to treat.

Accordingly, Rand Refinery reserves the right to cancel the Contract at its own discretion should the quality vary by more than 10% from the agreed quality.

If the contract is cancelled or the material is rejected, the material will be returned to the Depositor, with all charges (packaging, transport, clearing, taxes) being for the Depositors account. A handling charge of $200/ton will be levied.

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APPENDIX 2

Please note that it is NOT permitted to a Representative to act as Umpire to analyze the same lot
Alfred H Knight International Ltd. Eccleston Grange, Prescot Road,St. Helens Merseyside, WA10 3BQ United Kingdom
Inspectorate International Ltd / Bureau Veritas Commodities UK Ltd 2 Perry Road, Witham, CM8 3TU United Kingdom

SGS Nederland B.V. EBM Tailing and Industrial Processing Facility ral Services

EBM Tailing and Industrial Processing Facility rals Services

Malledijk 18 /PO Box 200

3208 LA /3200 AE

Spijkenisse

The Netherlands

ALS INSPECTION UK LIMITED CADDICK ROAD, KNOWSLEY BUSINESS PARK, PRESCOT, L34 9HP UNITED KINGDOM

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